EXHIBIT (15) LETTER RE: UNAUDITED FINANCIAL INFORMATION
Board of Directors and Shareholders
Park-Ohio Holdings Corp.
      We are aware of the incorporation by reference in the following Registration Statements of Park-Ohio Holdings Corp., for the registration of its common stock of our report dated August 8, 2006 relating to the unaudited consolidated interim financial statements of Park-Ohio Holdings Corp., that are included in its Form 10-Q for the quarter ended June 30, 2006.

		Shares
Registration Statement	Description	Registered

Form S-8 (333-01047)	Individual Account Retirement Plan	1,500,000
Form S-8 (333-58161)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	550,000
Form S-8 (333-110536)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	1,100,000
Form S-3 (333-134653)	Registration of $100 million of Park-Ohio Holdings Corp.’s shares of common stock and debt securities

/s/ Ernst & Young LLP
Cleveland, Ohio
August 8, 2006